Exhibit 10.2(a)

PERFORMANCE-BASED RESTRICTED STOCK RIGHTS
ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

2012 TERMS AND CONDITIONS

The following terms and conditions apply to the performance-based restricted stock rights (the “PBRSRs”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Performance-Based Restricted Stock Rights Award Notification (the “Notification”), to which these terms and conditions are appended. Certain terms of the PBRSRs including the number of shares of Ryder common stock underlying the PBRSRs, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBRSRs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.
General. Each PBRSR represents the right to receive one Share on a future date based upon the attainment of certain financial performance goals and continued employment, on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern. It is intended that the PBRSRs qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including any successor provisions and regulations.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBRSRs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBRSRs and/or termination of employment (unless otherwise prohibited by law). All decisions and determination made by the Committee relating to the PBRSRs shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals.

The Company’s TSR Percentile (as defined in Section 12) will be measured with respect to each Performance Period, and the right to the PBRSRs will accrue based on the following schedule:

Company’s TSR Percentile	Accrual Percentage
66th or greater	125%
50th	100%
33rd	25%
less than 33rd	—%

If the Company’s TSR Percentile falls between the measuring points on the foregoing schedule, the Accrual Percentage for such Performance Period will be determined proportionally between the measuring points. Any fractional PBRSR resulting from the vesting of the PBRSRs shall be rounded down to the nearest whole number.

3.
Delivery of Shares. Provided that the Participant remained continuously employed through the end of the Three-Year Performance Period (but subject to Section 4 below), the number of Shares equal to the number of Accrued PBRSRs, net of the number of Shares necessary to satisfy applicable withholding taxes, will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator and the Participant will receive notice of such transfer together with all relevant account details. Such transfer will occur as soon as practicable after the Committee has approved the Company’s TSR Percentile for the Third Performance Period on or following January 1, 2015, provided that in no event shall the transfer be made after March 15, 2015, unless administratively impracticable to do so.

4.	Termination of PBRSRs; Forfeiture. The PBRSRs will be cancelled upon the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)
Resignation by the Participant or Termination by the Company or a Subsidiary: Except as provided in subsection (b) below, upon any termination of a Participant’s employment with the Company and its Subsidiaries prior to the end of the Three-Year Performance Period, all outstanding PBRSRs, whether or not accrued, will be forfeited and the Participant will not have any right to delivery of Shares. In addition, even if a Participant remains employed through the end of the Three-Year Performance Period, if the Participant’s employment is subsequently terminated by the Company or a Subsidiary for Cause, the right to any undelivered Shares shall be forfeited, and the Company shall have the right to reclaim and receive from the Participant any Shares delivered to the Participant pursuant to Section 3 within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent after-tax value thereof (as of the date the Shares were transferred by the Participant) in cash.

(b)
Termination by reason of Death, Disability or Retirement: If a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Three-Year Performance Period, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata number of Shares that would have been delivered pursuant to Section 3 had the Participant remained employed through the end of the Three-Year Performance Period, based on the number of days during the Three-Year Performance Period that the Participant is considered to be an active employee as determined by the Company, payable at the time and manner specified in Section 3 above.

(c)
Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the after-tax equivalent value thereof (as of the date the Shares were transferred by the Participant) in cash.

5.	Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control which occurs during the Performance Period, immediately prior to any such Change of Control, each Participant shall be entitled to delivery of a number of Shares equal to the sum of (a) with respect to each completed Performance Period, the number of Accrued PBRSRs at the time of the Change of Control, and (b) with respect to each uncompleted Performance Period, the number of PBRSRs that would have become Accrued PBRSRs at the end of each such Performance Period had the Company’s TSR Percentile been at the 50th percentile. Upon the occurrence of a Change of Control, all Shares subject to Accrued PBRSRs, will be delivered to the Participant in accordance with Section 3 above; provided that such Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the rulings and regulations issued thereunder (any such transaction, a “409A Compliant CIC”). In the event that such Change of Control does not constitute a 409A Compliant CIC (any such transaction, a “Non-409A Compliant CIC”), to the extent that the Accrued PBRSRs are no longer subject to a substantial risk of forfeiture, each Accrued PBRSR will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Participant on the earlier of the otherwise applicable distribution date set forth in Section 3 above and the Participant’s separation from service (as defined by Section 409A of the Code).

To the extent (i) a Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to a cash payment equal to the product of: the Fair Market Value of a Share on the date of the Change of Control and the number of Shares to which the Participant would otherwise have been entitled pursuant to the preceding paragraph on the date of the Change of Control if the Participant’s employment had continued until the date of the Change of Control. In the event of a 409A Compliant CIC, such cash payment will be made in a lump sum on the date on which the Change of Control occurs. In the event a Non-409A Compliant CIC occurs, the cash payment will be distributed to the Participant on the first anniversary of the Participant’s separation from service.

In the event of a Non-409A Compliant CIC, then immediately prior to or in connection with the consummation of the Change of Control, the Company shall pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts as are required in order to fully pay the amounts payable pursuant to this Section 5 or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all amounts payable pursuant to this Section 5 shall be paid out of the Trust(s); provided, however, that the Company shall retain liability for and pay the applicable Participant any amounts or provide for such other benefits due the Participant under the Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required, or in the event that the Trustee fails to make timely payment.

6.
Rights as a Shareholder; Dividend Equivalents. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the PBRSRs until such Shares are actually delivered to the Participant. At the time Shares are delivered to the Participant pursuant to Section 3, the Company will make a cash payment equal to the product of (i) the number of Accrued PBRSRs, and (ii) the aggregate dividends paid on a Share during the Three-Year Performance Period.

7.
U.S. Federal, State and Local Income Tax Withholding. The PBRSRs will not be taxable until the Shares are delivered. The Shares when delivered will be taxable to the Participant at their then Fair Market Value as ordinary income, subject to wage-based withholding and reporting. The Company will first satisfy this withholding obligation by reducing the performance-based cash, if any, to be paid at the time of such delivery in an amount sufficient to satisfy the withholding obligations. If, after the Company has reduced all of the performance-based cash, there are still withholding tax obligations due, the Company will reduce the number of Shares to be delivered to the Participant in an amount sufficient to satisfy the balance of the withholding obligations due (based on the Fair Market Value of the Shares on the vesting date for the related PBRSRs). The payment of cash dividend equivalents will be taxable to the Participant as ordinary income when paid, subject to wage-based withholding and reporting. This Section 7 shall only apply with respect to the Company’s U.S. federal, state and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

8.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBRSRs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBRSRs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

9.
No Employment Right. Neither the grant of the PBRSRs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant PBRSRs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

10.
No Assignment. A Participant’s rights and interest under the PBRSRs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBRSRs or the Award Documents.

11.
Unfunded Plan. Any shares or other amounts owed under the PBRSRs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

12.	Definitions.

(a)	“Accrual Percentage” means the percentage of the PBRSRs that accrue at the end of each Performance Period pursuant to Section 2.

(b)
“Accrued PBRSRs” means the sum, for each Performance Period, of the Accrual Percentage for each Performance Period times one-third of the number of PBRSRs subject to an Award as set forth in the Notification.

(c)
“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the PBRSRs. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(d)	“Change of Control” occurs when:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below;

(ii)
the individuals who, as of January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) (as in effect on January 23, 2000)) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(iii)
there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)    there is a sale of all or substantially all of the assets of the Company.

(e)	“Company TSR” means the Company’s Total Shareholder Return for a Performance Period

(f)
“Company’s TSR Percentile” means, for any Performance Period, the percentile measured on the last trading day of the Performance Period in which the Company TSR falls as compared to the Total Shareholder Return of the companies included in the S&P 500 Composite Index as of the last trading day of such Performance Period. The Company’s TSR Percentile will be approved by the Committee as soon as practicable following the end of each Performance Period.

(g)
“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

(h)	“First Performance Period” means the period from January 1, 2012 through December 31, 2012.

(i)	“Performance Period” means the First Performance Period, the Second Performance Period, or Third Performance Period, as applicable.

(j)	“Proscribed Activity” means any of the following:

(i)
the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement;

(ii)
the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)
the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)
the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)
the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)
the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)
the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(k)
“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(l)
“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

(m)	“Second Performance Period” means the period from January 1, 2012 through December 31, 2013.

(n)	“Third Performance Period” means the period from January 1, 2012 through December 31, 2014.

(o)	“Three-Year Performance Period” means the period from January 1, 2012 through December 31, 2014.

(p)
“Total Shareholder Return” means the percentage change in the closing stock pricefrom the immediately preceding trading day prior to the first day of the Performance Period through the last day of the applicable Performance Period (or immediately preceding trading day if such day is not a trading day) assuming reinvestment of dividends on the ex-dividend date.

13.
Other Benefits. No amount accrued or paid under the PBRSRs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.